Exhibit 99.1

PRESS RELEASE

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ARMADA HOFFLER ANNOUNCES APPOINTMENT OF F. BLAIR WIMBUSH TO THE COMPANY’S BOARD OF DIRECTORS

Wimbush’s corporate and community acumen brings fresh perspective to the Company

VIRGINIA BEACH, Va., March 25, 2024 -- Armada Hoffler (NYSE: AHH) announced that F. Blair Wimbush has been appointed to the Company’s Board of Directors, effective immediately.

“We are thrilled to welcome Blair to our esteemed Board of Directors,” stated Shawn Tibbetts, President and Chief Operating Officer at Armada Hoffler. “His wealth of experience and profound insights align perfectly with our strategic vision. Blair’s addition enhances our collective expertise, ensuring our continued growth and success. We eagerly anticipate the invaluable contributions he will undoubtedly bring to our organization.”

A veteran of the transportation industry, Wimbush dedicated 35 years to Norfolk Southern Corporation. He carved his path from legal positions to senior leadership, culminating in his role as Chief Real Estate and Corporate Sustainability Officer from 2007 to 2015.

Wimbush lends his expertise to boards such as Atlantic Union Bankshares Corporation, LifeNet Health, Inc., Virginia Environmental Endowment and the University of Virginia Law School Foundation, where he previously served as Chairman. His extensive public service contributions include a tenure as Commissioner and Vice Chairman of the Virginia Port Authority and as Vice Chairman of Children’s Hospital of the King’s Daughters.

Wimbush received a B.A. in political science from the University of Rochester, and a J.D. from the University of Virginia School of Law. He attended the Norfolk Southern Management Development Program, Duke University Fuqua School of Business and completed the Advanced Management Program at the Harvard Business School.

About Armada Hoffler
Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust (“REIT”) with over four decades of experience developing, building, acquiring, and managing high-quality office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. We also provide general construction and development services to third-party clients, in addition to developing and building properties to be placed in our stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Contact:
Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248